Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Grupo Vasconia, S.A.B.

We consent to the incorporation by reference in the registration statements [No. 333-105382, 333-146017, 33-162734, 333-186208, 333-208961, 333-221613 and 333-226666 on Forms S-8] of Lifetime Brands, Inc., of our report dated March 15, 2018, with respect to the consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) for the year ended December 31, 2017 and the related notes, not included herein, which report appears in the December 31, 2019 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 15, 2018 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the consolidated financial statements of the Company.

KPMG Cardenas Dosal, S.C.

/s/ Erick G. Aguilar

Erick G. Aguilar
Mexico City, Mexico
March 13, 2020